EXHIBIT 8.1

		   [Letterhead of Davis Polk & Wardwell]



				   (212) 450-4000


						 October 30, 1995




SunAmerica Inc.
1 SunAmerica Center
Los Angeles, CA 90067-6022

Dear Sirs:

	       We have acted as special counsel to SunAmerica Inc. (the "Company") in connection with the sale of 4,000,000 $3.10 Depositary Shares each representing one-fiftieth of a share of its Series E Mandatory Conversion Premium Dividend Preferred Stock. In that connection we have prepared the discussion contained under the caption "Federal Income Tax Considerations" in the Prospectus Supplement dated October 26, 1995 to the Prospectus dated September 29, 1995 relating to preferred stock and depositary shares that is part of the Company's Registration Statement on Form S-3 (Registration Statement No. 33-62405) filed with the Securities and Exchange Commission under the Securities Act of 1933. In our opinion, such discussion accurately summarizes the material United States federal income tax consequences applicable to holders of the Depositary Shares and the Series E Mandatory Conversion Premium Dividend Preferred Stock represented thereby.

	       We consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Federal Income Tax Considerations" in the Prospectus Supplement.


				       Very truly yours,



				       /s/ Davis Polk & Wardwell
				       _________________________